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         AMENDMENT NO. 2 TO THE ST. PAUL COMPANIES, INC.
         DEFERRED STOCK GRANT AGREEMENT WITH MARK PABST


     WHEREAS, The St. Paul Companies, Inc. (the "Company") and
Mark Pabst (the "Employee") entered into a Deferred Stock Grant
Agreement dated November 2, 1993 (the "Agreement"); and

     WHEREAS, the Agreement, as heretofore amended, provides that the Employee will be entitled to receive the Deferred Shares no later than March 14, 1997 unless the Employee has a termination of employment prior to March 14, 1997 for any reason other than death, disability or involuntary termination without cause; and

     WHEREAS, the Company has determined that it is not in the Company's interest to issue the Deferred Shares to the Employee on or before March 14, 1997; and

     WHEREAS, Company has requested that Employee agree to the deferral of the Company's delivery of the Deferred Shares to the Employee, and

     WHEREAS, the Employee has indicated that he is willing to accept the deferral of the Company's delivery of the Deferred Shares on the condition that the Employee not forfeit his right to receive the Deferred Shares if he voluntarily terminates his employment with the Company and all of its subsidiaries prior to delivery of the Deferred Shares.

     NOW THEREFORE, the Company and the Employee hereby agree to amend Sections 3 and 4 of the Agreement as follows:

     3. Issuance of Deferred Shares. The Company shall cause the issuance, fully paid and nonassessable, and delivery to the Employee of four thousand Deferred Shares duly registered in the Employee's name upon the earliest to occur of the Employee's - (1) return to the United States from expatriate assignment, (2) involuntary termination of employment with the Company (and all of its subsidiaries) for any reason, (3) voluntary termination of employment with the Company (and all of its subsidiaries), or (4) death or disability. The Employee shall be considered to be disabled if he becomes physically or mentally disabled, whether totally or partially, so that he is prevented from satisfactorily performing his duties as an employee for a period of six consecutive months or for shorter periods aggregating six months in any period of twelve consecutive months.

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          In the event that the Employee is not an employee of
          the Company or one of its subsidiaries on the date he becomes entitled to have his Deferred Shares issued to him pursuant hereto, the Company may, in lieu of issuing Deferred Shares, elect to pay to him (or his surviving spouse or representative of his estate, as the case may be) an amount equal to the market value on the date that the Deferred Shares would have otherwise been issuable to him. The "market value" of such Deferred Shares shall be the closing price in the principal United States market for common shares of the Company on that day, or if the market is closed on that day, on the next preceding day on which the market was open.

     4.   RESERVED

The capitalized terms used above shall have the same meaning as defined in the Agreement.

In witness whereof, the Company and the Employee have executed this Amendment No. 2 to the Agreement as of the 13th day of March, 1997 and such Amendment shall be effective as of that date.


THE ST. PAUL COMPANIES, INC.



By:       /s/ Greg A. Lee                         /s/ Mark Pabst
     --------------------------                       ----------
              Greg A. Lee                             Mark Pabst
              Senior Vice President